Exhibit (a)(1)(i)

Offer to Purchase for Cash

by

SONIC CORP.

of

Up to 25,454,545 Shares of its Common Stock

(including the Associated Rights to Purchase Series A Junior Preferred Stock)

At a Purchase Price of

Not Greater Than $22.00 Nor Less Than $19.50 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM., EASTERN TIME, ON FRIDAY, SEPTEMBER 22, 2006, UNLESS THE TENDER OFFER IS EXTENDED.

Sonic Corp., a Delaware corporation (“Sonic,” the “Company,” “we” or “us”), invites its stockholders to tender up to 25,454,545 shares of its common stock, $0.01 par value per share, including the associated rights to purchase Series A Junior Preferred Stock (the “rights”) issued under the Rights Agreement, as amended, between the Company and UMB Bank, N.A., as successor Rights Agent, for purchase by us at a price not greater than $22.00 nor less than $19.50 per share, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the tender offer). We will select the lowest purchase price that will allow us to purchase 25,454,545 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares acquired in the tender offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1.

Our intent is to purchase up to $560 million of our shares in the tender offer. In the event the purchase price is less than the maximum price of $22.00 per share and more than 25,454,545 shares are tendered in the tender offer at or below the purchase price, we intend to exercise our right to purchase up to an additional 2%, or 1,708,685, of our outstanding shares without extending the tender offer so that we repurchase up to $560 million of our shares. By way of example, if the purchase price is the minimum purchase price of $19.50 per share, we intend to purchase up to an additional 1,708,685 of our outstanding shares to the extent tendered in the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS, INCLUDING THE RECEIPT OF FINANCING. SEE SECTION 7.

The shares are listed and traded on The Nasdaq National Market (the “Nasdaq”) under the trading symbol “SONC”. On August 11, 2006, the last full trading day before the announcement of the tender offer, the last reported sale price of the shares on the Nasdaq was $19.73 per share. We urge you to obtain current market quotations for the shares before deciding whether to participate in the tender offer. See Section 8.

Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors nor the Dealer Managers or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which to tender your shares. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. See Section 2. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the tender offer.

The Dealer Managers for the tender offer are:

Banc of America Securities LLC	Lehman Brothers Inc.

Offer to Purchase dated August 15, 2006

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the tender offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to UMB Bank, N.A., the Depositary for the tender offer;

•	if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a participant in the Stock Purchase Plan or the Savings and Profit Sharing Plan and you wish to tender any of your shares held in any of those plans, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to those plans enclosed with this Offer to Purchase for instructions; or

•	if you are a holder of vested options, you may exercise your options in accordance with the plan and tender any of the shares issued upon exercise.

If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedure for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date (as defined below) of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

To tender shares properly, other than shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, or shares held in the Savings and Profit Sharing Plan or the Stock Purchase Plan, you must properly complete and duly execute the Letter of Transmittal, including the section relating to the price at which you are tendering your shares.

If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could have the effect of decreasing the price at which we purchase tendered shares because shares tendered using this election will effectively be considered available for purchase at the minimum price of $19.50 per share.

Questions and requests for assistance may be directed to Georgeson Inc., the Information Agent for the tender offer, or to Banc of America Securities LLC and Lehman Brothers Inc., the Dealer Managers for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making this tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this tender offer to stockholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer or as to the purchase price or prices at which you may choose to tender your shares. You should rely only on the information contained in this document or in documents incorporated by reference or to which we have referred you. We have not authorized any person to give any information or to make any representations in connection with the tender offer other than those contained in this document or incorporated by reference or in the related Letter of Transmittal.

i

ii

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

Sonic Corp. is offering to purchase up to 25,454,545 shares of our outstanding common stock.

What will the purchase price for the shares be?

We are conducting the tender offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price (in increments of $0.25) within a price range specified by us at which you are willing to sell your shares. The price range for this offer is $19.50 to $22.00 per share. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 25,454,545 shares, or, if a lesser number of shares are tendered, such lesser number of shares as are properly tendered. All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine. We will determine the purchase price and pay for tendered shares promptly after the tender offer expires.

What will be the form of payment of the purchase price?

If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, for all your shares that we purchase pursuant to the tender offer. We will pay the purchase price promptly after the expiration of the tender offer period. See Section 1.

How many shares will Sonic purchase?

We will purchase 25,454,545 shares in the tender offer, or, if a lesser number of shares are tendered, such lesser number of shares as are properly tendered and not properly withdrawn. The 25,454,545 shares represent approximately 30% of our outstanding common stock as of July 31, 2006. If more than 25,454,545 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which will be purchased on a priority basis. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

Our intent is to purchase up to $560 million of our shares in the tender offer. In the event the purchase price is less than the maximum price of $22.00 per share and more than 25,454,545 shares are tendered in the tender offer at or below the purchase price, we intend to exercise our right to purchase up to an additional 2%, or 1,708,685, of our outstanding shares without extending the tender offer so that we repurchase up to $560 million of our shares. By way of example, if the purchase price is the minimum purchase price of $19.50, we intend to purchase up to an additional 1,708,685 of our outstanding shares to the extent tendered in the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1.

What is the purpose of the tender offer?

After evaluating our current business, financial condition and growth plans, our Board of Directors has determined this transaction will establish a capital structure that is more appropriate for the long term strategy of our business. The tender offer is intended to achieve multiple objectives, including establishing a capital structure that is more appropriate for our business, demonstrating our confidence in our company’s growth, maintaining financial flexibility to execute our business plan, providing value to our continuing stockholders and providing an opportunity for our stockholders who wish to receive cash for all or a portion of their shares to do so efficiently.

What are the “associated rights to purchase Series A Junior Preferred Stock”?

Each time we issue a share of common stock, we issue to the holder of the share one Series A Junior Preferred Stock purchase right pursuant to the Rights Agreement, as amended, between the Company and UMB Bank, N.A., as successor Rights Agent, which agreement is incorporated by reference as an exhibit to our Issuer Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission in connection with the tender offer. These associated rights to purchase Series A Junior Preferred Shares are not represented by separate certificates. Instead, they are evidenced by certificates of shares of common stock, and they automatically trade with the associated common stock. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company and shall include the rights. Unless the rights are redeemed prior to the expiration of the tender offer, a tender of the shares will constitute a tender of the rights.

How will Sonic pay for the shares tendered in the tender offer?

We will use proceeds from borrowings under new senior secured credit facilities to purchase shares tendered in the tender offer, to refinance certain of our existing indebtedness and to pay related fees and expenses. The tender offer is subject to the receipt of the necessary financing. See Section 7 and Section 9.

How long do I have to tender my shares?

You may tender your shares until the tender offer expires. The tender offer will expire on Friday, September 22, 2006, at 5:00 p.m., Eastern time, unless we extend the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for accepting the tender offer. We urge you to contact them to find out their deadline.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.

How will I be notified the tender offer is extended or if the terms of the tender offer are amended?

We will issue a press release no later than 9:00 a.m., Eastern time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14.

Are there any conditions to the tender offer?

Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions, including:

•	No legal action shall have been threatened, pending or taken that challenges or relates to the tender offer or materially and adversely affects our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impairs the contemplated future conduct of our business or our ability to purchase up to 25,454,545 shares in the tender offer.

•	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that could adversely affect our business, condition (financial or otherwise), income, operations or prospects or otherwise materially impairs the contemplated future conduct of our business shall have occurred.

•	No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

•	No decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on August 11, 2006 shall have occurred.

•	No person shall have made a tender or exchange offer for our shares (other than this tender offer), nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business.

•	No person (including certain groups) shall acquire, or propose to acquire, beneficial ownership of more than 5% of our outstanding common stock other than as publicly disclosed in a filing with the Securities and Exchange Commission (the “SEC”) prior to August 15, 2006. No person or group which has made such a filing prior to August 15, 2006 shall acquire, or propose to acquire, an additional 2% or more of our outstanding common stock. In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding common stock.

•	No material adverse change in our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, shall have occurred or been threatened.

•	We are unable, prior to the expiration of the tender offer, to obtain financing pursuant to the terms and conditions contained in the commitment letter described in Section 9, that will be sufficient to purchase shares tendered pursuant to the tender offer, refinance certain of our existing indebtedness and pay related fees and expenses.

The tender offer is subject to a number of other conditions described in greater detail in Section 7.

Following the tender offer, will Sonic continue as a public company?

The completion of the tender offer in accordance with its conditions will not cause Sonic to be delisted from the Nasdaq or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Section 2.

How do I tender my shares?

To tender your shares, prior to 5:00 p.m., Eastern time, on Friday, September 22, 2006, unless the offer is extended:

•	you must deliver your share certificate(s) (unless you plan to cause the shares to be delivered by book entry transfer to the Depositary’s account at The Depository Trust Company) and a properly completed and duly executed Letter of Transmittal to U.M.B. Bank, N.A., the Depositary, at the address appearing on the back cover page of this Offer to Purchase;

•	the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or an agent’s message, in the case of a book-entry transfer and any other documents required by the Letter of Transmittal; or

•	you must comply with the guaranteed delivery procedure outlined in Section 3.

If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could result in your shares being purchased at the minimum price of $19.50 per share and have the effect of decreasing the price at which we purchase tendered shares because shares tendered using this election will effectively be considered available for purchase at the minimum price of $19.50 per share. You may also contact the Information Agent or the Dealer Managers or your broker for assistance. See Section 1, Section 3 and the instructions to the Letter of Transmittal.

How do participants in the Sonic Corp. Stock Purchase Plan or Savings and Profit Sharing Plan participate in the tender offer?

Participants in our Stock Purchase Plan or Savings and Profit Sharing Plan may not use the Letter of Transmittal to direct the tender of their shares in those plans but instead must follow the separate instructions related to those shares. If you are a participant in our Savings and Profit Sharing Plan and wish to have the trustee of the plan tender some or all shares held in the plan, you must complete, execute and return to the trustee the separate election form included in the notice sent to participants. If you are a participant in our Stock Purchase Plan and wish to have the agent for the plan tender some or all shares held in the plan, you must complete, execute and return to the agent the separate election form included in the notice sent to the participants. Participants are urged to read the separate election forms and related materials carefully. See Section 3.

How do holders of vested stock options for shares participate in the tender offer?

If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with this tender offer. See Instruction 14 of the Letter of Transmittal.

Can I change my mind after I have tendered shares in the tender offer?

Yes. You may withdraw any shares you have tendered at any time before the expiration of the tender offer, which will occur at 5:00 p.m., Eastern time, on Friday, September 22, 2006, unless we extend it. You may withdraw any shares held in the Stock Purchase Plan or Savings and Profit Sharing Plan you have tendered at any time before two days prior to the expiration of the tender offer, which will be 5:00 p.m., Eastern time, Wednesday, September 20, 2006, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 midnight, Eastern time, on Thursday, October 12, 2006. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. Participants in the Stock Purchase Plan or Savings and Profit Sharing Plan who wish to withdraw their shares must follow the instructions found in the “Letter to Participants in the Sonic Corp. Stock Purchase Plan” or the

“Letter to Participants in the Sonic Corp. Savings and Profit Sharing Plan,” as applicable, sent to them separately. See Section 4.

In what order will you purchase the tendered shares?

We will purchase shares:

•	first, from all stockholders of “odd lots” (persons who own less than 100 shares) who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration of the tender offer;

•	second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other stockholders who properly tender shares at or below the purchase price selected by us and do not properly withdraw them before the expiration of the tender offer; and

•	third, only if necessary to permit us to purchase 25,454,545 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer. See Section 6.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

Has Sonic or its Board of Directors adopted a position on the tender offer?

Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors nor the Dealer Managers or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Will Sonic’s directors and officers tender shares in the tender offer?

Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the consummation of the tender offer.

When and how will Sonic pay for the shares I tender?

We will pay the purchase price, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the tender offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is the recent market price for the shares?

On August 11, 2006, the last full trading day before announcement of the tender offer, the last reported sale price per share on the Nasdaq was $19.73 per share. We urge you to obtain current market quotations for the shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares or hold your shares through the Stock Purchase Plan or Savings and Profit Sharing Plan or hold vested options which may be exercised for shares through the Stock Option Plans or Directors Stock Option Plans and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, bank or other nominee and your broker tenders shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See Section 5.

What are the U.S. federal income tax consequences if I tender my shares?

The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a dividend. See Section 13. Special tax consequences may apply with respect to shares tendered through our Stock Purchase Plan or Savings and Profit Sharing Plan and with respect to shares acquired upon exercise of incentive stock options. We recommend that you consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Who can I talk to if I have questions?

The Information Agent and the Dealer Managers can help answer your questions. The Information Agent is Georgeson Inc., and the Dealer Managers are Banc of America Securities LLC and Lehman Brothers Inc. Their contact information is set forth on the back cover page of this Offer to Purchase. Participants in the Savings and Profit Sharing Plan and the Stock Purchase Plan who have questions relating to either plan should contact the relevant party set forth in the documentation relating to such plan sent separately to plan participants.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the documents incorporated by reference and the documents to which we refer you contain various “forward-looking statements” that represent our expectations or beliefs concerning future events, including the following: any statements regarding the financing of the tender offer, any statements regarding future sales or expenses, any statements regarding the continuation of historical trends, and any statements regarding the sufficiency of our working capital and cash generated from operating and financing activities for our future liquidity and capital resource needs. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. We caution that the following important economic and competitive factors, among others, could cause the actual results to differ materially from those in the forward-looking statements made in this Offer to Purchase and from time to time in news releases, reports, proxy statements, registration statements, and other written or electronic communication, as well as verbal forward-looking statements made from time to time by our representatives. Factors that may cause actual results to differ materially from forward-looking statements include, without limitation, risks of the restaurant industry, including risks of and publicity surrounding food-borne illnesses, a highly competitive industry and the impact of changes in consumer spending patterns, consumer tastes, local, regional, and national economic conditions, weather, demographic trends, traffic patterns, employee availability, increases in utility costs, and cost increases or shortages in raw food products. In addition, the opening and success of new drive-ins will depend on various factors, including the cost of construction, weather, strikes, the availability of suitable sites for new drive-ins, the negotiation of acceptable lease or purchase terms for new locations, local permitting and regulatory compliance, our ability to manage expansion and hire and train personnel, the financial viability of our franchisees, particularly multi-unit operators, and general economic and business conditions. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. For these reasons, you should not place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise them. Please refer to our Annual Report on Form 10-K for the year ended August 31, 2005, as well as our other filings with the SEC, for a more detailed discussion of these risks and uncertainties and other factors.

INTRODUCTION

To the Holders of our Common Stock:

Sonic Corp, a Delaware corporation (“Sonic,” the “Company,” “we” or “us”), invites its stockholders to tender shares of its common stock, $0.01 par value per share, for purchase by us. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, we are offering to purchase up to 25,454,545 shares at a price not greater than $22.00 nor less than $19.50 per share, without interest.

The tender offer will expire at 5:00 p.m, Eastern time, on Friday, September 22, 2006, unless extended (such date and time, as the same may be extended, the “Expiration Date”). We may, in our sole discretion, extend the period of time in which the tender offer will remain open.

We will select the lowest purchase price that will allow us to buy 25,454,545 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares acquired in the tender offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1.

Our intent is to purchase up to $560 million of our shares in the tender offer. In the event the purchase price is less than the maximum price of $22.00 per share and more than 25,454,545 shares are tendered in the tender offer at or below the purchase price, we intend to exercise our right to purchase up to an additional 2%, or 1,708,685, of our outstanding shares without extending the tender offer so that we repurchase up to $560 million of our shares. By way of example, if the purchase price is the minimum purchase price of $19.50 per share, we intend to purchase up to an additional 1,708,685 of our outstanding shares to the extent tendered in the tender offer. Such a purchase of additional shares will not require us to extend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1.

Stockholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to properly tender shares.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions, including the receipt of financing. See Section 7.

Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors nor the Dealer Managers or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which to tender your shares. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. See Section 2. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the tender offer.

If, at the Expiration Date more than 25,454,545 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

•	first, from all holders of “odd lots” (holders of less than 100 shares) who properly tender all their shares at or below the purchase price selected by us;

•	second, on a pro rata basis from all other stockholders who properly tender shares at or below the purchase price selected by us, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•	third, only if necessary to permit us to purchase 25,454,545 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) at or below the purchase price by random lot, to the extent feasible.

Therefore, we may not purchase all of the shares tendered pursuant to the tender offer even if the shares are tendered at or below the purchase price. See Section 1, Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

We will pay the purchase price, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 9 of the related Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the tendering stockholder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 regarding certain U.S. federal income tax consequences of the tender offer.

Participants in our Stock Purchase Plan or Savings and Profit Sharing Plan may not use the Letter of Transmittal to direct the tender of their shares in those plans but instead must follow the separate instructions related to those shares. Stockholders who are participants in our Savings and Profit Sharing Plan may instruct the trustee of the plan, as set forth in the “Letter to Participants in Sonic Corp. Savings and Profit Sharing Plan,” to tender some or all of the shares attributed to the participant’s account. Stockholders who are participants in our Stock Purchase Plan may instruct the agent for their plan, as set forth in the “Letter to Participants in Sonic Corp. Stock Purchase Plan” to tender some or all of the shares held in the Stock Purchase Plan. If the trustee or agent for the related plan has not received a participant’s instructions at least two business days prior to the Expiration Date of the tender offer, the trustee or agent may not tender any shares held on behalf of that participant.

As of July 31, 2006, we had issued and outstanding 85,434,257 shares. The 25,454,545 shares that we are offering to purchase represent approximately 30% of the shares then outstanding. The shares are listed and traded on the Nasdaq. On August 11, 2006, the last full day of trading prior to announcement of the tender offer, the last reported sale price of the shares on the Nasdaq was $19.73 per share. See Section 8. We urge you to obtain current market quotations for the shares.

THE TENDER OFFER

1. Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the tender offer, we will purchase 25,454,545 shares of our common stock, or, if a lesser number of shares are tendered, such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the Expiration Date of the tender offer at prices not greater than $22.00 nor less than $19.50 per share, without interest.

See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. Our intent is to purchase up to $560 million of our shares in the tender offer. In the event the purchase price is less than the maximum price of $22.00 per share and more than 25,454,545 shares are tendered in the tender offer at or below the purchase price, we intend to exercise our right to purchase up to an additional 2%, or 1,708,685, of our outstanding shares without extending the tender offer so that we repurchase up to $560 million of our shares. By way of example, if the purchase price is the minimum purchase price of $19.50 per share, we intend to purchase up to an additional 1,708,685 of our outstanding shares to the extent tendered in the tender offer. Such a purchase of additional shares will not require us to extend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements.

If the tender offer is over-subscribed as described below, shares tendered at or below the purchase price will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.

If we

•	increase the price to be paid for shares above $22.00 per share or decrease the price to be paid for shares below $19.50 per share,

•	increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares, or

•	decrease the number of shares being sought, and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that announcement of any such increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

The tender offer is not conditioned on the tender of any minimum number of shares being tendered. The tender offer is, however, subject to other conditions, including the receipt of financing. See Section 7.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $22.00 nor less than $19.50 per share, at which they are willing to sell their shares to us in the tender offer. Alternatively, stockholders desiring to tender shares can choose to not specify a price and, instead, specify that they will sell their shares at the purchase price ultimately paid for shares properly tendered in the tender offer. If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could result in the tendered shares being purchased at the minimum price of $19.50 per share and have the effect of decreasing the price at which we purchase tendered shares because shares tendered using this election will effectively be considered available for purchase at the minimum price of $19.50 per share.

Promptly following the Expiration Date, we will, in our sole discretion, determine the single purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $22.00 nor less than $19.50 per share, without interest, that will enable us to purchase 25,454,545 shares, or such lesser number of shares as are properly tendered, pursuant to the tender offer. Shares properly tendered pursuant to the tender offer at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer, including the proration provisions.

All shares tendered and not purchased pursuant to the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made or, in the case of shares delivered by the trustee for the Savings and Profit Sharing Plan or the agent for the Stock Purchase Plan, credited to the participant’s stockholder’s account, at our expense promptly following the Expiration Date. By following the instructions in the Letter of Transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for the shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer.

If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Date is less than or equal to 25,454,545 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.

Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if more than 25,454,545 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) have been properly tendered and not properly withdrawn at prices at or below the purchase price selected by us, we will purchase properly tendered shares on the following basis:

•	first, we will purchase all shares tendered by all holders of “odd lots” (as defined below) who:

(1) tender all shares owned beneficially or of record at a price at or below the purchase price selected by us (partial tenders will not qualify for this preference); and

(2) complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•	second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price selected by us on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	third, only if necessary to permit us to purchase 25,454,545 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, all of the shares that a stockholder tenders in the tender offer may not be purchased even if they are tendered at prices at or below the purchase price. It is also possible that none of the shares conditionally tendered will be purchased even though those shares were tendered at prices at or below the purchase price.

Odd Lots. The term “odd lots” means all shares tendered at prices at or below the purchase price selected by us by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender all shares owned in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of the stockholder’s shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders at or below the purchase price. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures, as described in Section 3, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until five to seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent or the Dealer Managers and may be able to obtain such information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may have U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer. After evaluating our current business, financial condition and growth plans, our Board of Directors has determined this transaction will establish a capital structure that is more appropriate for the long term strategy of our business. The Board of Directors further determined that this should be effected by a repurchase of our shares through a tender offer.

The tender offer is intended to achieve a number of objectives, including the following:

•	Establish a more appropriate capital structure. By accessing the debt markets and thereby increasing our financial leverage under favorable conditions in interest rates, we are able to return value to stockholders, while at the same time, increasing the return on the capital that remains invested in our business. We believe this creates a more appropriate capital structure for our business.

•	Demonstrate confidence in our company’s growth. We are optimistic about the prospects for our business. This capital restructuring is a demonstration of that confidence. The success of our national advertising program, more rapid expansion into new markets and related incremental franchisee development could provide our company with increased rates of growth in the future.

•	Provide value for continuing stockholders. Stockholders who wish to achieve a greater percentage ownership in our company will be able to do so by not tendering their shares and thus will have a greater stake in our future results, opportunities and risks.

•	Provide value to stockholders who wish to sell. A significant repurchase is an efficient way to return value to stockholders who wish to receive cash for all or a portion of their shares.

•

Maintain financial flexibility to execute our business plan. While we are significantly increasing our debt and our financial leverage, we believe that we will maintain sufficient financial flexibility to execute our business plan. We believe that, after giving effect to the tender offer (including the related borrowings), our cash on hand, cash flow from operations and borrowing capacity should be more than sufficient to meet our operational needs, including funding internal growth initiatives and pursuing franchise acquisitions and other opportunities that might arise.

This tender offer is consistent with our history of returning capital through share repurchases as a means of increasing stockholder value. Our share repurchase program was first publicly announced in April 1997. Since the beginning of fiscal 2005 through July 31, 2006, we have repurchased approximately 6.9 million shares through our share repurchase program, for an aggregate purchase price of $131.7 million. We view this tender offer as an acceleration of our share buybacks for the next five years.

Certain Effects of the Tender Offer. The tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. As of July 31, 2006, we had issued and outstanding 85,434,257 shares. The 25,454,545 shares that we are offering to purchase pursuant to the tender offer represent approximately 30% of the shares outstanding as of that date. Stockholders may be able to sell non-tendered shares in the future on the Nasdaq or otherwise, at a price higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

Based on the published guidelines of the Nasdaq and the conditions of the tender offer, our purchase of 25,454,545 shares pursuant to the tender offer will not result in delisting of the remaining shares on the Nasdaq. In addition, the shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The tender offer is conditioned upon our having determined that the consummation of the tender offer will not cause the shares to be delisted from the Nasdaq or eligible for deregistration under the Exchange Act.

Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in the Company. In particular, the tender offer would increase the proportional holdings of our directors and executive officers and of certain significant stockholders if they determine not to tender any of their shares in the tender offer.

Shares we acquire pursuant to the tender offer will be held in treasury and will be available for us to issue without further stockholder action (except as required by applicable law) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations existing under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

We may, in the future, decide to purchase shares. Any such purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the Expiration Date.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the repurchase of shares pursuant to the tender offer, the shares will continue to be margin securities for purposes of the Federal Reserve Board’s margin regulations.

We will borrow a significant amount to pay for the tendered shares, to refinance certain of our existing indebtedness and to pay related fees and expenses. Depending on the number of shares tendered, our borrowings under our new senior secured credit facilities could be up to $700 million, leaving a portion of the facilities available for future borrowing.

Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

•	any material change in our present dividend rate or policy, our indebtedness or our capitalization;

•	any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	our equity securities ceasing to be authorized to be quoted on the Nasdaq;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of additional securities of us, or the disposition of our securities other than purchases pursuant to outstanding options to purchase shares granted to certain employees (including directors and officers); or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered properly pursuant to the tender offer:

•	the certificates for the shares, or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., Eastern time, in each case by the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

•	the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility, as defined below), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the tender offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer” or (2) check one of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder” indicating the price (in increments of $0.25) at which shares are being tendered.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could result in the tendered shares being purchased at the minimum price of $19.50 per share and have the effect of decreasing the price at which we purchase tendered shares because shares tendered using this election will effectively be considered available for purchase at the minimum price of $19.50 per share. A stockholder who wishes to indicate a specific price (in increments of $0.25) at which such stockholder’s shares are being tendered must check a box under the section captioned “Shares Tendered at Price Determined by Stockholder.” A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares may not be tendered at more than one price unless such shares are previously withdrawn according to the terms of the tender offer.

A tender of shares will be proper if, and only if, on the appropriate Letter of Transmittal either the box in the section captioned “Shares Tendered at Price Determined by the Tender Offer” or one of the boxes in the section captioned “Shares Tendered at Price Determined by Stockholder” is checked. Stockholders who hold shares through brokers or banks are urged to consult their brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through the brokers or banks.

Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares at The Depository Trust Company (referred to as the “Book-Entry Transfer Facility”) for purposes of the tender offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (1) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box captioned “Special Delivery

Instructions” or captioned “Special Payment Instructions” on the Letter of Transmittal or (2) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 8 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery. If a stockholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the Expiration Date specifying the price at which shares are being tendered, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the certificates for all physically delivered shares, or a confirmation of a book-entry transfer of all shares delivered electronically into the Depositary’s account at the Book-Entry Transfer Facility, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Employee Plans. Participants in our Savings and Profit Sharing Plan who wish to have the trustee of the plan tender some or all shares held in the plan, must complete, execute and return to the trustee of the plan the tender election form included in the notice sent to participants. Participants in our Stock Purchase Plan who wish to have the agent for the plan tender some or all shares held in the plan, must complete, execute and return to the agent the separate tender election form included in the notice sent to participants. Holders of vested but unexercised options may exercise such options and tender the shares received upon such exercise in accordance with the tender offer. See “Proper Tender of Shares” above. Participants in the Stock Purchase Plan or Savings and Profit Sharing Plan may not use the Letter of Transmittal to direct the tender of the shares, but must use the separate election form sent to them. Participants in those plans are urged to read the separate election form and related materials carefully.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the tender offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary and complies with applicable certification requirements or otherwise establishes an exemption. If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 13) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. If backup withholding results in the overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain stockholders (including, among others, corporations and certain Non-U.S. Holders (as defined in Section 13)) are not subject to these backup withholding rules. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, attesting to that stockholder’s non-U.S. status. The applicable form can be obtained from the Depositary. See Instruction 11 of the Letter of Transmittal.

Stockholders are urged to consult with their tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

For a discussion of U.S. federal income tax consequences to tendering stockholders, see Section 13.

Withholding For Non-U.S. Holders. Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding tax, the Depositary intends to deduct U.S. federal withholding taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or its agent unless we reasonably determine that we will not have earnings and profits, as determined under U.S. federal income tax principles, or the Depositary determines that a reduced rate of withholding is available under an applicable income tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8BEN (or a suitable substitute form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or a suitable substitute form). A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or a suitable substitute form) generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the tender offer in the manner and to the extent described in Section 13 as if it were a U.S. Holder. Additionally, in the case of a foreign corporation, such income may be subject to a branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary will determine a stockholder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN (or a suitable substitute form) or IRS Form W-8ECI (or a suitable substitute form)) unless facts and circumstances indicate that reliance is not warranted.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Tender Constitutes An Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (2) the tender of shares complies with Rule 14e-4.

In a tender offer for less than all of a class of securities, it is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his own account unless the person so tendering (1) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (2) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the purchase price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of particular shares, and our interpretation of the terms of the tender offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. Neither we, the Dealer Managers, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Lost or Destroyed Certificates. Stockholders whose certificate or certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact UMB Bank, N.A., as transfer agent for our shares, at (800) 884-4225, or the following address for instructions as to obtaining a replacement: 925 Grand Boulevard, Kansas City, Missouri 64106. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificate may be subsequently recirculated. Stockholders are urged to contact UMB Bank, N.A., as the transfer agent, immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

Certificates for shares, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, or an Agent’s Message, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Managers or the Information Agent. Any such documents delivered to us, the Dealer Managers or the Information Agent will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

4. Withdrawal Rights.

Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, Eastern time, on Thursday, October 12, 2006 unless accepted for payment as provided in this Offer to Purchase prior to that time. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•	specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

A stockholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not validly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, and such determination will be binding on all stockholders. Neither we, the Dealer Managers, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Participants in our Savings and Profit Sharing Plan who wish to have the trustee of the plan withdraw previously tendered shares held in the plan must follow the procedures set in the “Letter to Participants in Sonic Corp. Savings and Profit Sharing Plan.” Participants in our Stock Option Plan, Stock Purchase Plan or Directors’ Stock Option Plan who wish to have the agent for the plan withdraw previously tendered shares held in the plan must follow the instructions found in the “Letter to Participants in Sonic Corp. Stock Option Plan,” the “Letter to Participants in Sonic Corp. Stock Purchase Plan” and the “Letter to Participants in Sonic Corp. Directors’ Stock Option Plan.”

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we (1) will determine the purchase price we will pay for shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and (2) will accept for payment and pay for, and thereby purchase, up to 25,454,545 shares properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Date.

For purposes of the tender offer, we will be deemed to have accepted for payment shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. Under no circumstances will interest on the purchase price be paid by us regardless of any delay in making such payment.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five to seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not purchase any shares under the tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 9 of the Letter of Transmittal.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal or, in the case of a Non-U.S. Holder (as defined in Section 13), an IRS Form W-8BEN (or other applicable IRS Form or suitable substitute forms), may be subject to U.S. federal backup withholding tax on the gross proceeds paid to the stockholder or other payee pursuant to the tender offer. See Section 3.

6. Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have shares sold pursuant to the tender offer treated as a sale or exchange of such shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases. We urge each stockholder to consult with his or her own financial or tax advisors.

After the Expiration Date, if more than 25,454,545 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares to be purchased to fall below 25,454,545 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7. Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after August 15, 2006 (or such earlier date as may be specified in the relevant condition) and before the Expiration Date any of the following events shall have occurred or are determined by us to have occurred, that, in our reasonable judgment and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or to pay for the shares:

(1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of our business and our subsidiaries’ business, taken as a whole, or materially impair our ability to purchase up to 25,454,545 shares in the tender offer;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business and our subsidiaries’ business;

(3) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof or (vi) any decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on August 11, 2006;

(4) a tender offer or exchange offer for any or all of our shares (other than this tender offer) shall have been commenced, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

(5) (i) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 15, 2006), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 15, 2006 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares or (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding shares (options for and other rights to acquire shares which are acquired or proposed to be acquired being deemed for purposes of this clause (5) to be immediately exercisable or convertible);

(6) any change shall have occurred or been threatened in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of us or our subsidiaries, taken as a whole, that, in our reasonable judgment, is or may reasonably likely be material and adverse to us or our subsidiaries;

(7) we determine that there is a reasonable likelihood that the shares would be held of record by less than 300 persons; or

(8) we are unable, prior to the expiration of the tender offer, to obtain financing pursuant to the terms and conditions contained in the commitment letter described in Section 9, that will be sufficient to purchase shares tendered pursuant to the tender offer, refinance certain of our existing indebtedness and pay related fees and expenses.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, in our sole discretion. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

8. Price Range of Shares; Dividends.

The shares are listed and traded on the Nasdaq under the trading symbol “SONC.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the Nasdaq, and dividends paid per share. All prices have been adjusted to reflect the three-for-two stock splits that occurred on May 21, 2004 and April 28, 2006. We have not paid any dividends during these periods.

	High	Low
Fiscal 2004:
First Quarter	$14.160	$10.400
Second Quarter	15.618	12.889
Third Quarter	16.324	13.396
Fourth Quarter	15.740	13.840
Fiscal 2005:
First Quarter	$20.013	$14.793
Second Quarter	22.713	19.273
Third Quarter	24.027	20.300
Fourth Quarter	22.900	19.427
Fiscal 2006:
First Quarter	20.400	$17.767
Second Quarter	21.980	18.140
Third Quarter	23.653	20.627
Fourth Quarter (through August 11, 2006)	22.510	18.600

On August 11, 2006, the last trading day before the date of announcement of the tender offer, the last reported sale price of the shares on the Nasdaq was $19.73 per share. We urge you to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares.

9. Source and Amount of Funds.

Assuming we purchase 25,454,545 shares pursuant to the tender offer at the maximum price of $22.00 per share, we expect that the aggregate purchase price, including all related fees and expenses, will be approximately $567 million. We expect to fund the purchase of shares tendered in the tender offer, refinance certain of our existing indebtedness and pay the related fees and expenses from borrowings under a new senior secured credit facilities described below. The tender offer is subject to our receipt of such financing.

On August 10, 2006, we signed a letter of commitment with Banc of America Securities LLC (“Banc of America Securities”) and Lehman Brothers Inc. (“Lehman”) for new senior secured credit facilities consisting of the following: (i) a $100 million revolving credit facility, and (ii) a $675 million term loan facility. A copy of the commitment letter is attached as an exhibit to the Schedule TO we have filed with the SEC. After we enter into definitive documentation, the terms of the new senior secured credit facilities will be set forth in documents filed with the SEC and available as described in Section 10. Under the commitment letter, Banc of America Securities and Lehman will act as joint lead arrangers for the new senior secured credit facilities. Lehman Commercial Paper Inc. will act as sole and exclusive syndication agent and will syndicate such facilities on a best efforts basis. In addition, Banc of America Securities and Lehman have committed, subject to the terms and conditions of the commitment letter, to provide $50 million and $20 million, respectively, of the new senior secured credit facilities.

Interest Rate. The revolving credit facility is expected to be a five-year facility with an interest rate (1) for dollar denominated loans, initially at LIBOR plus 175 basis points and adjusting over time based upon our leverage ratio and (2) for all other loans, starting at the higher of (a) the Bank of America prime rate or (b) the Federal Funds rate plus 50 basis points, and adjusting over time based upon our leverage ratio. The term loan facility is expected to be a seven-year amortizing facility with an interest rate initially at LIBOR plus approximately 200-225 basis points and adjusting with time based upon our Standard & Poor’s Ratings Group and our Moody’s Investors Service Inc. credit ratings.

Commitment Fees. We will pay a commitment fee starting at 0.375% and adjusting over time based upon our leverage ratio on the unused portion of the revolving credit facility.

Conditions to Initial Funding. Our ability to reserve funds from the revolving credit facility and the term loan facility is conditioned upon various customary representations and warranties being true at the time of the borrowing, and upon no event of default under the term loan facility or the revolving credit facility existing or resulting from the receipt of such funds.

Security Interests. We and all of our domestic subsidiaries are expected to grant the lenders under the new senior secured credit facilities valid and perfected first priority (subject to certain exceptions) liens and security interests in (1) all present and future shares of capital stock (or other ownership or profit interests) in each of its present and future subsidiaries (subject to certain limitations), (2) all present and future property and assets, real and personal and (3) all proceeds and products of the property and assets described in clauses (1) and (2).

Representations, Warranties, Covenants and Events of Default. The new senior secured credit facilities will contain certain representations and warranties, certain affirmative covenants, certain negative covenants, certain financial covenants, certain conditions and events of default that are customarily required for similar financings. Such covenants will include restrictions and limitations on liens, consolidations and mergers, indebtedness, capital expenditures, asset dispositions, sale-leaseback transactions, stock repurchases and other restrictions and limitations. Furthermore, we will be required to maintain compliance with certain financial covenants such as a Maximum Total Leverage and Minimum Fixed Charge Coverage Ratio.

We do not have any alternative financing arrangement or alternative financing plans to fund the purchase of the shares in the tender offer. However, we currently intend to refinance the new senior secured credit facilities in the near future through an $800 million securitization of our franchise royalties and Partner Drive-In rental stream. The securitization is expected to consist of a $700 million term asset-backed securitization and a $100 million variable funding note. We expect the interest rates on the securitization will be lower than on the new senior secured credit facilities. The securitization and the refinancing of the new senior secured credit facilities is expected to occur during our quarter ending November 30, 2006. If, however, we cannot obtain the securitization on terms satisfactory to us, we expect the new senior secured credit facilities to remain in place until their maturity or until an alternative refinancing can be arranged.

10. Certain Information Concerning Us.

Overview. We operate and franchise the largest chain of drive-in restaurants in the United States. As of July 31, 2006, we had 3,151 Sonic Drive-Ins in operation, consisting of 613 Partner Drive-Ins and 2,538 Franchise Drive-Ins, principally in the southern two-thirds of the United States. Partner Drive-Ins are those Sonic Drive-Ins owned and operated by either a limited liability company or a general partnership, in which we own a majority interest, typically at least 60%, and the supervisor and manager of the drive-in own a minority interest in each Partner Drive-In. Franchise Drive-Ins are owned and operated by our franchisees. At a typical Sonic Drive-In, a customer drives into one of 24 to 36 covered drive-in spaces, orders through an intercom speaker system, and has the food delivered by a carhop within an average of four minutes. Most Sonic Drive-Ins also include a drive-through lane and patio seating. Sonic Drive-Ins feature Sonic signature items, such as specialty soft drinks including cherry limeades and slushes, frozen desserts, made-to-order sandwiches and hamburgers, extra-long cheese coneys, hand-battered onion rings, tater tots, salads, and wraps.

We have two primary operating subsidiaries, Sonic Industries Inc. and Sonic Restaurants, Inc. Sonic Industries Inc. serves as the franchisor of the Sonic Drive-In chain, as well as the administrative services center for the Company. Sonic Restaurants, Inc. develops and operates the Partner Drive-Ins.

Our objective is to maintain our position as, or to become, a leading operator in terms of the number of quick-service restaurants within each of our core and developing markets. We identify markets based on television viewing areas and further classify markets as either core or developing. We define our core television markets as those markets where the penetration of Sonic Drive-Ins (as measured by population per restaurant, advertising levels, and share of restaurant spending) has reached a certain level of market maturity established by management. All other television markets where Sonic Drive-Ins are located are referred to as developing markets. We have developed and are implementing a strategy designed to build the Sonic brand and to continue to achieve high levels of customer satisfaction and repeat business. The key elements of that strategy are: (1) a unique drive-in concept focusing on a distinctive menu of quality made-to-order food products including several signature items; (2) a commitment to customer service featuring the quick delivery of food by carhops; (3) the expansion of Partner Drive-Ins and Franchise Drive-Ins within Sonic’s core and developing markets; (4) an owner/operator philosophy, in which managers have an equity interest in their restaurant, thereby providing an incentive for managers to operate restaurants profitably and efficiently; and (5) a commitment to strong franchisee relationships.

The Sonic Drive-In restaurant chain was begun in the early 1950’s. Sonic Corp. was incorporated in the State of Delaware in 1990 in connection with its 1991 initial public offering of common stock. Our principal executive offices are located at 300 Johnny Bench Drive, Oklahoma City, Oklahoma 73104. Our telephone number is (405) 225-5000.

Condensed Historical Financial Information. Set forth below is condensed consolidated historical financial information of the Company and its subsidiaries. The historical financial information (other than the ratios of earnings to fixed charges) for the years ended August 31, 2005 and August 31, 2004 was derived from the audited consolidated financial statements and other information included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2005. The historical financial information (other than the ratios of earnings to fixed charges) for the nine months ended May 31, 2006 and May 31, 2005 was derived from the unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2006. This information is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under “Additional Information About Us.”

SONIC CORP.

CONDENSED HISTORICAL FINANCIAL INFORMATION

(In thousands, except per share data and financial ratios)

	Nine months ended May 31,		Fiscal Year ended August 31,
	2006	2005*	2005*	2004*
Condensed Consolidated Income Statement:
Total Revenues	$495,217	$442,493	$623,066	$536,446
Costs of Partner Drive-In Sales	336,495	301,157	421,906	358,859
Income from operations	89,764	79,908	117,449	99,619
Net income	53,168	47,662	70,443	58,031

Net income per share:
Basic	$.61	$.53	$.78	$.65
Diluted	$.59	$.51	$.75	$.63

Weighted average shares used in calculation:
Basic	86,545	90,235	89,993	88,971
Diluted	89,596	93,945	93,647	92,481

Condensed Consolidated Balance Sheet:
Assets
Cash and cash equivalents	$25,380	$8,660	$6,431	$7,993
Total current assets	54,875	37,488	35,249	34,583
Noncurrent assets	573,399	516,014	528,067	484,050
Total assets	628,274	553,502	563,316	518,633
Liabilities and stockholders’ equity
Total current liabilities	80,684	55,830	65,342	49,120
Noncurrent liabilities	181,555	114,866	110,057	131,613
Stockholders’ equity	366,035	382,806	387,917	337,900

Ratio of earnings to fixed charges	16.2	18.5	20.7	15.9
Book value per share	$4.29	$4.26	$4.36	$3.78
Book value per diluted share	$4.12	$4.09	$4.20	$3.64

*	Adjusted to include the impact of stock-based compensation expense and the three-for-two stock split in April 2006.

Pro Forma Financial Information

Set forth below is condensed unaudited pro forma consolidated financial information for Sonic and its subsidiaries based on historical information which has been adjusted to give effect to the transactions described below.

This condensed unaudited pro forma financial information is not necessarily indicative of either our financial position or results of operations that actually would have been attained had the purchase of shares pursuant to the tender offer and the related financing been completed at the dates indicated, or will be achieved in the future.

The pro forma condensed consolidated statements of income have been adjusted to give effect to the following transactions as if they had occurred at the beginning of the period presented and the pro forma condensed consolidated balance sheet has been adjusted to give effect to the following transactions as if they had occurred at the end of the period presented:

•	the purchase of 25,454,545 shares in the tender offer, at a purchase price of $22.00 per share (the high-point of the tender offer range reflected on the cover of this Offer to Purchase), for an aggregate purchase price of $560 million;

•	the refinancing of certain existing indebtedness in the amount of $120 million;

•	the borrowing of $687 million under our new senior secured credit facilities consisting of $675 million of term loan debt with a projected interest rate of LIBOR plus 200-225 basis points (assumed 7.625% for pro forma purposes) and $12 million of revolving debt with a projected interest rate of LIBOR plus 175 basis points (assumed 7.25% for pro forma purposes). A change of 0.125% in the anticipated borrowing rate would change the annual interest expense by approximately $0.9 million.

•	the payment of $7 million in fees and expenses.

SONIC CORP.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

As of May 31, 2006

(In thousands, except per share data)

	As Reported*	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$25,380	$393	(a)		$25,773
Accounts and notes receivable, net	18,217				18,217
Other current assets	11,278				11,278

Total current assets	54,875	393			55,268
Property, equipment and capital leases, net	454,139				454,139
Goodwill, net	101,193				101,193
Trademarks, trade names and other intangible assets, net	6,789				6,789
Investment in direct financing leases and noncurrent portion of notes receivable	9,245				9,245
Other assets, net	2,033	4,275	(b)		6,308

Total assets	$628,274	$4,668			$632,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,756				$16,756
Deposits from franchisees	1,928				1,928
Accrued liabilities	49,760				49,760
Income taxes payable	6,237				6,237
Obligations under capital leases and long-term debt due within one year	6,003				6,003

Total current liabilities	80,684	0			80,684
Obligations under capital leases due after one year	38,864				38,864
Long-term debt due after one year	123,885	567,000	(c)		690,885
Other noncurrent liabilities	18,806				18,806

Stockholders’ Equity:
Common stock	1,148				1,148
Paid-in capital	169,566				169,566
Retained earnings	451,157	(888	)(d)		450,269
Accumulated other comprehensive income	796	(796	)(e)		0
Treasury stock, at cost	(256,632)	(560,648	)(f)		(817,280)

Total stockholders’ equity	366,035	(562,332)			(196,297)

Total liabilities and stockholders’ equity	$628,274	$4,668			$632,942

Shares outstanding at end of period	85,415				59,960
Book value per share outstanding	$4.29				$(3.27)
Book value per diluted share	$4.12			$	(3.10)

* Adjusted to include the impact of stock-based compensation expense and the three-for-two stock split in April 2006.

Pro forma adjustments include the following:

(a)	Reflects the net cash impact of the transaction including $687 million in debt proceeds less $560 million to purchase stock, $120 million to refinance debt and $6.6 million in other miscellaneous fees and costs.
(b)	Reflects the net impact of the write-off of $0.5 million in unamortized debt costs relating to the previous debt plus the addition of $4.8 million in new debt costs.
(c)	Reflects the net increase in long-term debt related to $687 million in new debt, less $120 million to refinance existing debt.
(d)	Reflects the net impact of the current period transaction costs, partially offset by the income tax benefit.
(e)	Reflects the gain associated with unwinding the cash flow hedge related to the existing line of credit.
(f)	Reflects the repurchase of 25,454,545 shares of common stock assuming maximum price in range of $22.00 per share plus $648 of commissions and other costs.

SONIC CORP.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Fiscal Year Ended August 31, 2005

(In thousands, except per share data and financial ratios)

	As Reported*	Pro Forma Adjustments		Pro Forma
Revenues:
Partner Drive-In sales	$525,988			$525,988
Franchise Drive-Ins:
Franchise royalties	88,027			88,027
Franchise fees	4,311			4,311
Other	4,740	796	(a)	5,536

	623,066	796		623,862
Costs and expenses:
Partner Drive-Ins:
Food and packaging	137,845			137,845
Payroll and other employee benefits	159,478			159,478
Minority interest in earnings of Partner Drive-Ins	21,574			21,574
Other operating expenses	103,009			103,009

	421,906	0		421,906
Selling, general and administrative	47,503	1,000	(b)	48,503
Depreciation and amortization	35,821			35,821
Provision for impairment of long-lived assets	387			387

	505,617	1,000		506,617

Income from operations	117,449	(204)		117,245

Interest expense	6,418	45,397	(c)	51,815
Debt extinguishment costs	—	1,613	(e)	1,613
Interest income	(633)			(633)

Net interest expense	5,785	47,010		52,795

Income before income taxes	111,664	(47,214)		64,450
Provision for income taxes	41,221	(17,429	)(d)	23,792

Net income	$70,443	($29,785)		$40,658

Net income per share:
Basic	$.78	$(.15)		$.63
Diluted	$.75	$(.15)		$.60

Weighted average shares used in calculation:
Basic	89,992			64,609
Diluted	93,647			68,263

Ratio of earnings to fixed charges	20.7			3.6

* Adjusted to include the impact of stock-based compensation expense and the three-for-two stock split in April 2006.

Pro forma adjustments include the following:

(a)	Reflects a $796 gain from unwinding a cash flow hedge related to the existing credit facility.
(b)	Reflects the advisory fees for the recapitalization transaction.
(c)	Reflects the additional interest expense and debt cost amortization associated with the newly issued debt.
(d)	Reflects the tax benefit associated with the pro forma adjustments at an effective tax rate of 36.9%.
(e)	Reflects a $1 million prepayment penalty associated with the senior notes and $0.6 million to write off the unamortized balance of existing debt costs.

SONIC CORP.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Nine Months Ended May 31, 2006

(In thousands, except per share data and financial ratios)

	As Reported	Pro Forma Adjustments		Pro Forma
Revenues:
Partner Drive-In sales	$418,719			$418,719
Franchise Drive-Ins:
Franchise royalties	69,597			69,597
Franchise fees	3,088			3,088
Other	3,813	796	(a)	4,609

	495,217	796		496,013
Costs and expenses:
Partner Drive-Ins:
Food and packaging	109,480			109,480
Payroll and other employee benefits	126,358			126,358
Minority interest in earnings of Partner Drive-Ins	17,503			17,503
Other operating expenses	83,154			83,154

	336,495	0		336,495
Selling, general and administrative	38,703	1,000	(b)	39,703
Depreciation and amortization	30,079			30,079
Provision for impairment of long-lived assets	176			176

	405,453	1,000		406,453

Income from operations	89,764	(204)		89,560

Interest expense	6,522	34,766	(c)	41,288
Debt extinguishment costs	—	1,500	(e)	1,500
Interest income	(904)			(904)

Net interest expense	5,618	36,266		41,884

Income before income taxes	84,146	(36,470)		47,676
Provision for income taxes	30,978	(13,426	)(d)	17,552

Net income	$53,168	$(23,044)		$30,124

Net income per share:
Basic	$.61	$(.12)		$.49
Diluted	$.59	$(.12)		$.47

Weighted average shares used in calculation:
Basic	86,545			61,185
Diluted	89,596			64,236

Ratio of earnings to fixed charges	16.2			3.5

Pro forma adjustments include the following:

(a)	Reflects a $796 gain from unwinding a cash flow hedge related to the existing credit facility.
(b)	Reflects the advisory fees for the recapitalization transaction.
(c)	Reflects the additional interest expense and debt cost amortization associated with the newly issued debt.
(d)	Reflects the tax benefit associated with the pro forma adjustments at an effective tax rate of 36.8%.
(e)	Reflects a $1 million prepayment penalty associated with the senior notes and $0.5 million to write off the unamortized balance of existing debt costs.

Additional Information About Us. We are subject to the information requirements of the Exchange Act, and accordingly, are required to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. These reports, proxy statements and other information concerning us also can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended August 31, 2005
Quarterly Reports on Form 10-Q	Quarter ended November 30, 2005
Quarter ended February 28, 2006
Quarter ended May 31, 2006
Proxy Statement on Schedule 14A	Filed on December 16, 2005
Current Reports on Form 8-K	Reports filed on April 6, 2006 and August 11, 2006

You can obtain these documents from us or from the SEC’s website described above. You can obtain the documents from us, without charge, by requesting them in writing or by telephone from us at Investor Relations, Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, Oklahoma 73104, (405) 255-5000. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of July 31, 2006, we had 85,434,257 issued and outstanding shares. The 25,454,545 shares we are offering to purchase pursuant to the tender offer represent approximately 30% of the shares outstanding as of July 31, 2006. As of July 31, 2006, our directors and executive officers as a group (15 persons) beneficially owned an aggregate of 6,229,075 shares of our common stock, representing approximately 7.291% of outstanding shares. Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders. However, our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer.

The following table shows, as of July 31, 2006, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers. Assuming that we purchase 25,454,545 shares and that no director or executive officer tenders any shares pursuant to the tender offer, then after the tender offer, the directors and executive officers as a group will beneficially own approximately 10.385% of the outstanding shares. The business address of each of our directors and executive officers is 300 Johnny Bench Drive, Oklahoma City, Oklahoma 73104.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Class
J. Clifford Hudson	1,977,816	2.301
W. Scott McLain	387,729	*
Michael A. Perry	147,881	*
Ronald L. Matlock	375,001	*
Stephen C. Vaughan	247,846	*
V. Todd Townsend	15,811	*
Carolyn C. Cummins	89,785	*
Terry D. Harryman	103,252	*
Renee G. Shaffer	3,877	*
Leonard Lieberman	103,578	*
Michael J. Maples	31,313	*
Federico F. Peña	87,224	*
H.E. “Gene” Rainbolt	293,625	*
Frank E. Richardson	2,097,804	2.452
Robert M. Rosenberg	186,533	*
All directors and executive officers as a group (15 persons)	6,229,075	7.291

*	Less than 1%.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither we nor any of our affiliates, subsidiaries, associates, directors or executive officers have effected any transactions involving shares of our common stock during the 60 days prior to August 15, 2006, except (1) June 26, 2006 sales of 1,000 and 4,050 shares by Michael A. Perry and (2) July 6, 2006 gift of 400 shares by J. Clifford Hudson.

Stock-Based Plans. We maintain two stock plans: the Sonic Corp. Stock Purchase Plan and the Sonic Corp. Savings and Profit Sharing Plan. Each of the plans was approved by our stockholders. Copies of these stock plans have been filed with the SEC.

Agreements, Arrangements or Understandings. Except as otherwise described in this Offer to Purchase or documents incorporated by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to conditions. See Section 7.

13. Certain U.S. Federal Income Tax Consequences.

General. The following discussion is a summary of the material U.S. federal income tax consequences to stockholders with respect to a sale of shares for cash pursuant to the tender offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative pronouncements of the IRS and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances or to certain types of stockholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, stockholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, as a position in a straddle or as part of some other integrated transaction for U.S. federal income tax purposes or participants in our Stock Purchase Plan or Savings and Profit Sharing Plan or persons who received their shares through exercise of employee stock options or otherwise as compensation. In addition, the discussion below does not consider the effect of any alternative minimum taxes, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the shares are held as “capital assets” within the meaning of Section 1221 of the Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for these purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the tender offer.

Each stockholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering shares pursuant to the tender offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the tender offer.

U.S. Federal Income Tax Treatment of U.S. Holders

Characterization of Sale of Shares Pursuant to the Tender Offer. The sale of shares by a stockholder for cash pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of shares by a stockholder for cash pursuant to the tender offer will be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

The receipt of cash by a U.S. Holder will be a “complete termination” if either (i) the U.S. Holder owns none of our shares either actually or constructively immediately after the shares are sold pursuant to the tender offer, or (ii) the U.S. Holder actually owns none of our shares immediately after the sale of shares pursuant to the tender offer and, with respect to shares constructively owned by the U.S. Holder immediately after the tender offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Code.

The receipt of cash by a U.S. Holder will be “substantially disproportionate” if the percentage of our outstanding shares actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the tender offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the tender offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of shares pursuant to the tender offer results in a “meaningful reduction” in the U.S. Holder’s interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares the U.S. Holder has an option to purchase.

Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the tender offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the tender offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the surrender of shares by a stockholder pursuant to the tender offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of shares. U.S. Holders should consult their own tax advisors regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sales of shares pursuant to the tender offer.

Sale or Exchange Treatment. If any of the above three Section 302 Tests is satisfied, and the sale of the shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the

U.S. Holder and such holder’s adjusted tax basis in the shares sold pursuant to the tender offer. Generally, a U.S. Holder’s adjusted tax basis in the shares will be equal to the cost of the shares to the U.S. Holder. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of the purchase by us pursuant to the tender offer. Certain U.S. Holders (including individuals) are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain (maximum rate of 15%). A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the tender offer.

Distribution Treatment. If none of the Section 302 Tests are satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s shares in an amount equal to the cash received by such holder pursuant to the tender offer. The distribution would be treated as a dividend, taxable as ordinary income to the extent that we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety without a reduction for the U.S. Holder’s adjusted tax basis of the shares exchanged and the adjusted tax basis of such exchanged shares would be added to the adjusted tax basis of the U.S. Holder’s remaining shares, if any. The amount of any distribution in excess of our current or accumulated earnings and profits would be treated as a return of the U.S. Holder’s adjusted tax basis in the shares (with a corresponding reduction in such U.S. Holder’s adjusted tax basis until reduced to zero), and then as gain from the sale or exchange of the shares.

If a sale of shares by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividend-received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their shares. Provided that minimum holding period requirements are met, and subject to certain limitations for hedged positions, dividend income with respect to non-corporate U.S. Holders (including individuals) are eligible for U.S. federal income taxation at a maximum rate of 15%.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Withholding by Us. See Section 3 with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders pursuant to the tender offer.

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of shares for cash pursuant to the tender offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to the U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the shares constitute a U.S. real property interest and the Non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the tender offer more than 5% of our shares. Our shares will constitute a U.S. real property interest with respect to a Non-U.S. Holder if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Holder held shares or (ii) the five-year period ending on the date the Non-U.S. Holder sells shares pursuant to the tender offer. In general, a corporation is a United States real property holding corporation if the fair market value of its “United States real property interests” (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. There can be no assurance that we do not currently constitute or will not become a United States real property holding corporation. Non-U.S. Holders owning (actually or constructively) more than 5% of our shares should consult their own tax advisors regarding the U.S. federal income tax consequences of the tender offer.

Distribution Treatment. If the Non-U.S. Holder does not satisfy any of the Section 302 Tests explained above, the full amount received by the Non-U.S. Holder with respect to the sale of shares to us pursuant to the tender offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital or as capital from the sale of shares will be determined in the manner described above under “U.S. Federal Income Tax Treatment of U.S. Holders.” To the extent amounts received by a Non-U.S. Holder are treated as dividends, such dividends generally will be subject to U.S. federal withholding at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty or such amounts are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, and, in each case, we have received proper certification. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

A Non-U.S. Holder may be eligible to obtain a refund or credit of any excess amounts of U.S. federal withholding tax if the Non-U.S. Holder meets any of the three Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” with respect to the sale of shares pursuant to the tender offer, or is entitled to a reduced rate of withholding pursuant to an applicable income tax treaty (and we withheld at a higher rate), in either case, provided that an appropriate claim is timely filed with the IRS. Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (or, if provided in an applicable income tax treaty, dividends that are attributable to a U.S. permanent establishment) are not subject to U.S. federal withholding tax but instead are subject to U.S. federal income tax in the manner applicable to U.S. Holders, as described above. In that case, we will not have to deduct U.S. federal withholding tax from the purchase price for the shares if the Non-U.S. Holder complies with applicable certification and disclosure requirements. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty, if dividends or gain in respect of the shares are effectively connected with the conduct of a trade or business in the United States.

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of shares pursuant to the tender offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Backup Withholding

See Section 3 with respect to the application of the U.S. federal backup withholding tax.

14. Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRnewswire or another comparable service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer and, if an increase in the number of shares being sought exceeds 2% of our outstanding shares and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15. Fees and Expenses.

We have retained Banc of America Securities LLC and Lehman Brothers Inc. to act as the Dealer Managers in connection with the tender offer. The Dealer Managers will each receive reasonable and customary fees for their services. We have also agreed to reimburse the Dealer Managers for reasonable out-of-pocket expenses incurred by them in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Managers against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws. Banc of America Securities has been retained as financial advisor to us, for which it will receive a fee of $1 million. Banc of America Securities and Lehman will act as joint lead arrangers, syndication agents and lenders under our new senior secured credit facilities, for which they will receive customary fees. We also expect that Banc of America Securities and Lehman will act as underwriters in our anticipated securitization, for which they will receive customary fees. Banc of America Securities has rendered various investment banking and other services to us in the past and Bank of America and Lehman may render such services in the future, for which they have received and may continue to receive customary compensation from us. In the ordinary course of their trading and brokerage activities, Banc of America Securities LLC and Lehman Brothers Inc. and their affiliates may hold positions, for their own accounts or for those of their customers, in our securities.

We have retained Georgeson Inc. to act as Information Agent and U.M.B. Bank, N.A. to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us, the Dealer Managers, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 9 in the Letter of Transmittal.

16. Miscellaneous.

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

We have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to give any information or to make any representations in connection with the tender offer other than those contained in this document or documents incorporated by reference or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representations must not be relied upon as having been authorized by us or the Dealer Managers.

August 15, 2006.

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

UMB BANK, N.A.

By Registered, Certified Mail or First Class Mail:	By Overnight Delivery:	By Facsimile Transmission (for Notice of Guaranteed Delivery for eligible institutions only):
Sonic Exchange c/o UMB Bank, N.A. P.O. Box 859208 Braintree, MA 02185-9208	Sonic Exchange c/o UMB Bank, N.A. 161 Bay State Drive Braintree, MA 02184	781-380-3388 For Confirmation receipt of fax call: (Eligible Institutions only) 781-843-1833 (ext. 200)

By Hand:

Sonic Exchange

c/o UMB Bank, N.A.

928 Grand Blvd.

5th Floor

Kansas City, MO 64106

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Tender Offer is:

17 State Street

10th Floor

New York, New York 10004

Banks and Brokerage Firms Please Call Collect: (212) 440-9800

All Others Call Toll Free: (866) 295-3782

The Dealer Managers for the Tender Offer are:

Banc of America Securities LLC	Lehman Brothers Inc.
9 West 57th Street New York, New York 10019 (212) 583-8502 (Call Collect) (888) 583-8900, ext. 8502 (Call Toll Free)	745 Seventh Avenue New York, New York 10019 (888) 610-5877 (Call Toll Free)